Exhibit 99.1

The ONE Group Hospitality Signs Asset Purchase Agreement for Kona Grill

Agrees to acquire certain assets in Kona Grill’s Chapter 11 Bankruptcy for $25 million

Acquisition expected to add approximately $100 million in annual revenue and to be accretive to earnings post-integration

DENVER – (BUSINESS WIRE)  – The ONE Group Hospitality, Inc. (Nasdaq: STKS) and Kona Grill Acquisition, LLC (“KGA”), its wholly owned subsidiary (collectively, “The ONE Group” or the “Company”), today announced KGA has entered into an Asset Purchase Agreement (the “APA”) with Kona Grill, Inc. and affiliated entities (collectively, “Kona”) to purchase substantially all of Kona’s restaurants for approximately $25 million. The final purchase price will be determined at the closing of the transaction based on the completion of due diligence, subject to certain agreed upon adjustments. The Company expects to finance the acquisition with a new financing facility and cash on hand.

Under the terms of the APA, subject to certain conditions, the Company has agreed to purchase the remaining 24 of Kona’s domestic restaurants and assume certain contracts, including two international franchise licenses, for approximately $25 million in cash plus the assumption of working capital liabilities of approximately $11 million. If completed, the Company expects the integration to take approximately 12 months. Once fully integrated, the acquisition is expected to add approximately $100 million in annualized revenue and to be accretive to earnings per diluted share and Adjusted EBITDA.

“Kona Grill is an excellent brand that has maintained a strong position in the remaining 24 restaurants where it operates due to its elevated dining experience, contemporary, freshly prepared food, award-wining sushi, and specialty cocktails. Through this transaction, we believe we can leverage our corporate infrastructure and operating expertise, particularly our bar-business know-how and VIBE dining, to drive improved performance in many of the same ways we have substantially improved comparable store sales and overall profitability at STK,” said Emanuel “Manny” Hilario, President and CEO of The ONE Group.

“The acquisition of Kona Grill also provides us with a complementary concept to STK, potentially creating another long-term growth vehicle once we fully integrate the restaurants into The ONE Group. The remaining 24 domestic restaurants, down from 40 at year-end 2018, reflect a strong base of high performing restaurants in attractive markets. We look forward to maximizing the multiple opportunities that this acquisition will provide to create long-term shareholder value,” concluded Mr. Hilario.

The Kona assets include the worldwide rights to the name “Kona Grill” and other intellectual property, including trademarks, domain names, menu recipes, and customer databases. The acquisition is subject to financing conditions, the approval of the United States Bankruptcy Court for the District of Delaware, and other customary closing conditions.

About The ONE Group

The ONE Group (NASDAQ: STKS) is a global hospitality company that develops and operates upscale, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos and other high-end venues both nationally and internationally. The ONE Group’s focus is to be the global leader in Vibe Dining, and its primary restaurant brand is STK, a modern twist on the American steakhouse concept with locations in major metropolitan cities in the U.S., Europe and the Middle East. ONE Hospitality, The ONE Group’s food and beverage hospitality services business, develops, manages and operates premier restaurants and turn-key food and beverage services within high-end hotels and casinos. Additional information about The ONE Group can be found at www.togrp.com.

About Kona Grill

Kona Grill features contemporary American favorites, award-winning sushi, and specialty cocktails in an upscale casual atmosphere. Kona Grill owns and operates 24 restaurants guided by a passion for quality food and exceptional service. Additionally, Kona Grill has two restaurants that operate under a franchise agreement in Dubai, United Arab Emirates, and Vaughan, Canada. Additional information about Kona Grill can be found at www.konagrill.com.

Cautionary Statement on Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include our expectations regarding the revenue the acquired Kona restaurants will generate, the accretion to earnings and Adjusted EBITDA that will result from the acquisition, and the timeline to integrate the Kona restaurants into our operations, A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements, including but not limited to, (1) our ability to open new restaurants and food and beverage locations in current and additional markets, grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain our key employees; (2) factors beyond our control that affect the number and timing of new restaurant openings, including weather conditions and factors under the control of landlords, contractors and regulatory and/or licensing authorities; (3) in the case of our strategic review of operations, our ability to successfully improve performance and cost, realize the benefits of our marketing efforts, and achieve improved results as we focus on developing new management and license deals; (4) changes in applicable laws or regulations; (5) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; (6) our ability to efficiently integrate Kona restaurants, and our ability to improve performance and cost at the restaurants and to realize synergies; and (7) other risks and uncertainties indicated from time to time in our filings with the SEC, including our Annual Report on Form 10-K filed for the year ended December 31, 2018.

Investors are referred to the most recent reports filed with the SEC by The ONE Group Hospitality, Inc. Investors are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

Investors:

ICR

Raphael Gross or Michelle Michalski

(646) 277-1224

Michelle.Michalski@icrinc.com

Media Contact

ICR

Kate Ottavio Kent, (203) 682-8276

Kate.OttavioKent@icrinc.com